Exhibit 10.29
SETTLEMENT TERM SHEET AGREEMENT
     This agreement, dated September 29, 2006, is between Ethypharm S.A. France and Ethypharm S.A. Spain (individually and collectively, “Ethypharm”) and Bentley Pharmaceuticals, Inc. (“Bentley”) and Laboratorios Belmac S.A. (“Belmac”). Ethypharm, Bentley and Belmac (collectively, “the Parties”) have reached a settlement of their dispute. The Parties intend to reduce the terms of the settlement to a written agreement for execution within the next thirty days, following approval of their respective boards of directors. In advance of preparing the Settlement Agreement, the parties have signed this term sheet, fully intending this to be a legally binding document. The principal terms of the Parties’ agreement are as follows:
1.	Ethypharm will cause the lawsuit captioned Ethypharm S.A. France and Ethypharm S.A. Spain v. Bentley Pharmaceuticals, Inc., United States District Court for the District of Delaware, Civil Action No. 04-1300-SLR (the “Delaware Action”) to be dismissed with prejudice, with all parties paying their own costs and attorneys’ fees and waiving all rights of appeal.

2.	Ethypharm will cause the patent litigation that it has filed against Belmac in Spain, Ethypharm S.A. v. Laboratorios Belmac, S.A., Juzgado de lo Mercantil N° 5, Procedimiento Ordinario 170 / 2005, filed on April 20, 2005 (the “Spanish Action”) to be dismissed with prejudice, with all parties paying their own costs and attorneys’ fees and waiving all rights of appeal.

3.	The Parties will release each other from any all claims and counterclaims that were brought or could have been brought in the Delaware Action or in the Spanish Action, including without limitation claims of misappropriation of trade secrets, interference with customer or advantageous commercial relations and patent infringement, and will release each other from all claims and demands of any description that they have now or may have against each other concerning or arising out of the facts or claims concerning omeprazole, either in its organic or aqueous formulations, lansoprazole or other pellet drugs arising out of the facts or claims asserted in the Delaware Action or the Spanish Action. The parties will further release each other from all other claims and demands that they have or may have against each other, through and including the execution date of the Settlement Agreement.

4.	Belmac will pay Ethypharm as follows:

$ 4 million upon execution of the Settlement Agreement; and

$ 4 million paid in equal installments over the next four years.

Bentley will guarantee all such payments.

5.	The Parties agree that terms of this settlement will be confidential except as may be required by law, necessary to effect the terms of the settlement, or otherwise necessary for the internal business communications of the Parties.

6.	Nothing in the settlement will constitute an admission of any kind or an acknowledgment of liability, including the issue of agency.

7.	The Parties will return or certify the destruction of each other’s Confidential or Highly Confidential documents that were produced, with the exception of any court pleadings or appendices thereto, as provided in the Stipulated Protective Order.

8.	The Parties acknowledge that board approval of these terms is required, which approval shall be obtained by October 6, 2006.

ETHYPHARM S.A. FRANCE and	BENTLEY PHARMACEUTICALS, INC.
ETHYPHARM S.A. SPAIN

By:	By:

/s/ Gérard M. LeDuc	/s/ James Murphy

Gérard M. LeDuc, Président & CEO	James Murphy, Chairman and CEO
Ethypharm, SA France	Bentley Pharmaceuticals, Inc.
194, Bureaux de la Colline	2 Holland Way
Bâtiment D – 92213 Saint-Cloud Cedex	Exeter, New Hampshire 03833
France	USA

Gérard M. LeDuc, Presidente
Ethypharm, S.A Madrid Spain
LABORATORIOS BELMAC, S.A.

By:

/s/ Adolfo Herrera
Adolfo Herrera, Director General
Laboratorios Belmac, S, A
Calle Teide, n. 4 planta baja
Parque Empressarial “La Marina”
28700 San Sebastian de los Reyes, MADRID
Dated: September 29, 2006